Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Global ex USD High Yield Corporate Bond ETF
(ISHHYXU)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Funds, BlackRock Global Long/Short Credit Fund (BR-GC)
BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD)
BlackRock Multi-Asset Income- European High Yield Portfolio
(BR-INC-EHY)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Managed Volatility - Fixed Income Portfolio (BR_AA_FI)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Corporate High Yield Fund, Inc. (HYT)
MIST BlackRock High Yield Portfolio (MIST-HY)
AST BlackRock Global Strategies Portfolio (US High Yield) (PRU-AA-HY) Curian / BlackRock Global Long Short Credit Fund (SMF_CC-GC)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
09-10-2014

Security Type:
BND/CORP


Issuer
Celanese US Holdings LLC (2019)

Selling
Underwriter
Deutsche Bank AG

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Deutsche Bank AG, London Branch, Merrill
Lynch International, Citigroup Global
Markets Limited, HSBC Bank plc, J.P.
Morgan Securities plc, The Royal Bank of
Scotland plc, Barclays Bank PLC,
Commerzbank Aktiengesellschaft, Morgan
Stanley & Co. LLC, Mitsubishi UFJ
Securities International plc, PNC Capital
Markets LLC, SMBC Nikko Capital Markets
Limited


Transaction Details
Date of Purchase
09-10-2014


Purchase
Price/Share
(per share / % of par)
Euro 100.00

Total
Commission,
Spread or
Profit
1.250%


1.	Aggregate Principal Amount Purchased (a+b)
Euro 35,000,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
Euro 11,713,000

b.Other BlackRock Clients
Euro 23,287,000

2.	Aggregate Principal Amount of
Offering
Euro 300,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.11666



Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date: 09-18-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 09-18-2014

Global Syndicate Team Member